Exhibit 19

ALPHA COGNITION INC.

(the “Company”)

INSIDER TRADING AND REPORTING POLICY

The purpose of the Insider Trading and Reporting Policy (the “Insider Trading Policy”) is to summarize the insider trading restrictions to which directors, officers, consultants and employees (“Company Insiders”) are subject under applicable securities legislation, and to set forth a policy governing trading in the securities of the Company, and the reporting thereof which is consistent with the applicable legislation.

Directors and executive officers should also refer to the Addendum to this Insider Trading Policy unless the Company qualifies as a Foreign Private Issuer under Rule 405 of the Securities Act of 1933, as amended, and Rule 3b-4(b) of the Securities Exchange Act of 1934, as amended.

This Insider Trading Policy is not intended to discourage investment in the Company’s securities. Rather, it is intended to highlight the obligations and the restrictions imposed by relevant securities legislation.

1.	Summary of Legislation

Securities legislation prohibits any person in a “special relationship” with the Company from either:

(a)	purchasing or selling the Company’s shares with the knowledge of a material fact or material change concerning the Company that has not been generally disclosed; or

(b)	informing (or “tipping”), other than when necessary in the course of business, another person or Company of a material fact or material change concerning the Company before the material fact or material change has been generally disclosed.

A material change to the business or affairs of the Company or a material fact is one which would reasonably be expected to have an effect on the market price or value of any securities of a reporting issuer. A material change is specifically defined to include any decision by a board of directors to implement a material change, as well as any decision made to implement such a change by senior management, if Board of Director approval is probable.

This prohibition applies to persons who are deemed to have a “special relationship” with the Company, which include:

•	directors, officers, employees, and consultants of the Company; and

•	persons or companies who learn of a material fact or material change concerning the Company.

While the penalties for a breach of this prohibition vary among jurisdictions, as the Company is under the jurisdiction of the British Columbia Securities Commission and the United States Securities and Exchange Commission (as applicable), a breach may render you personally liable to criminal prosecution and, upon conviction, to considerable financial penalties, incarceration, or both. Further, you may be subject to civil actions at the insistence of all or any of security holders, the Company whose securities were traded, and regulators.

You should note that any person who is associated with you, including any member of your family, your spouse or any person living with you, is also deemed to be a person in a special relationship with the Company, and is subject to the same legal obligations and duties.

2.	Trading Prohibitions

Therefore, all Company Insiders will be subject to the following prohibitions relating to investments in the Company’s securities and securities of other public issuers:

(a)	If one has knowledge of a material fact or material change related to the affairs of the Company or any public issuer involved in a transaction with the Company which is not generally known, no purchase or sale may be made until the information has been generally disclosed to the public and the black-out periods set forth below have expired;

(b)	If one has knowledge of a material fact or material change related to the affairs of the Company or any public issuer involved in a transaction with the Company which is not generally known, no recommendation or encouragement to another person or company to purchase or sell may be made until the information has been generally disclosed to the public and the black-out periods set forth below have expired;

(c)	Knowledge of a material fact or material change must not be conveyed to any other person other than in the necessary course of business until the information has been generally disclosed to the public and the black-out periods set forth below have expired;

(d)	The practice of selling “short” securities of the Company at any time is not permitted;

(e)	The practice of buying or selling a “call” or “put” or any other prepaid forward contracts, equity swaps, collars, units of exchange funds, or derivative security in respect of any securities of the Company is not permitted any other hedging or equity monetization transactions where the economic interest and risk exposure in the Company’s securities are changed, such as collars or forward sale contracts, is not permitted; and

(f)	Trading is prohibited when the Company has provided notice of a pending material fact or material change until the information has been generally disclosed to the public and the black-out periods set forth below have expired.

For purposes of this Insider Trading Policy, public issuer includes any issuer, whether a company or otherwise, whose securities are traded in a public market, whether on a stock exchange or “over the counter”.

The above prohibitions and the insider reporting obligations provided below applies equally to the trading or exercising of options to acquire shares or other securities of the public issuer.

3.	Insider Reporting Obligations

A person or Company who becomes a “reporting insider” of the Company must file an insider report within ten (10) days of the date of becoming a “reporting insider”. In addition, a “reporting insider” whose direct or indirect beneficial ownership of or control or direction over securities of the Company changes, must file an insider report of the change within five (5) days of the date of the change.

National Instrument 55-104 Insider Reporting Requirements and Exemptions (“NI 55-104”) defines a “reporting insider” to include, among others, an insider of the issuer if the insider is:

•	the CEO, CFO or COO and each director of the issuer, of a significant shareholder of the issuer or of a major subsidiary of the issuer;

•	a person or company responsible for a principal business unit, division or function of the issuer;

•	a significant shareholder of the issuer; and

•	any other insider that in the ordinary course receives or has access to information as to material facts or material changes concerning the issuer before the material facts or material changes are generally disclosed and directly or indirectly, exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the issuer.

It is each insider’s personal responsibility to determine if they are a “reporting insider” as defined in NI 55- 104 and should review the complete definition of such term in NI 55-104 in making such determination. It is each reporting insider’s responsibility to ensure that all requisite insider trading reports are filed with the appropriate securities commissions within the statutory time limits.

A copy of the insider report may be obtained from the Company and is required to be filed electronically on the System for Electronic Disclosure by Insiders (“SEDI”) website in Canada at http://www.sedi.ca.

In order to make these filings you or your agent must register as a SEDI user on the SEDI website and set up a SEDI insider profile. Your SEDI insider profile will be the same profile you use if you are already an insider of a company that is a reporting issuer in Canada.

4.	Blackout Periods

In order to ensure uniform compliance with securities legislation, the Company has made the following provision for black-out periods during which restricted persons, including but not limited to; directors, officers, employees and consultants who are routinely in possession of undisclosed material information, are prohibited from trading in the Company’s securities.

Periodic, Regular Disclosure (Quarterly and Annual Financial Results)

•	For each quarter, the black-out period will commence on the date that is 10 trading days before the release of financial statements terminate at the end of two clear trading days following the release of the financial statements following their approval by the Board, unless otherwise determined by the Board.

•	The CFO or CEO will designate an individual who will disseminate an e-mail to all of the directors, officers and employees of the Company and other persons subject to this Insider Trading Policy confirming the scheduled release date for the financial statements, and the date preceding such scheduled release upon which date the blackout period will commence, and any amendments thereto.

Unscheduled Developments

Unscheduled developments are significant corporate developments, acquisitions, divestitures, contract negotiations, or other transactions (collectively a “Corporate Development”) that could result in a material change in the affairs of the Company.

•	The black-out period begins as soon as management is aware of the Corporate Development and has determined to implement or proceed with same and terminates at the earlier of i) the end of the second clear trading day following the disclosure to the public of the information; or ii) when the information is no longer material or relevant

If you are unsure whether or not you may trade in a given circumstance, you should contact Michael McFadden, Chief Executive Officer at mmcfadden@alphacognition.com to determine if the particular information is or is not material.

ALPHA COGNITION INC.

(the “Company”)

ADDENDUM TO INSIDER TRADING POLICY FOR DIRECTORS

AND EXECUTIVE OFFICERS (WITH CERTIFICATION)

POLICIES AND PROCEDURES FOR TRANSACTIONS IN COMPANY SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS

As a director or executive officer of the Company, you are subject to a number of restrictions and obligations under both Canadian and U.S. securities laws in connection with your transactions in securities of the Company that may affect your ability to buy or sell Company securities at the times and in the manner you would otherwise choose. These restrictions and obligations extend to others whose securities you may be deemed to beneficially own (such as your spouse, minor children and other relatives sharing your household). A summary of these restrictions and obligations and a related memorandum has been provided to you. Please carefully review the summary and the attached memorandum, as they contain important information relating to the requirements discussed in this Addendum. This Addendum, which is applicable to the Company’s directors and executive officers (and certain other persons specified below) supplements the Company’s Insider Trading Policy (the “Insider Trading Policy”), which is applicable to “Company Insiders”, as that term is defined in such Insider Trading Policy.

COMPLIANCE WITH APPLICABLE SECURITIES LAWS IS YOUR RESPONSIBILITY

In light of heightened public awareness and scrutiny of insider transactions, the Company’s Board of Directors has adopted the policies and procedures described below to assist you in complying with these complex laws. If you have any questions about this Addendum or its application to any proposed transaction, you may obtain additional guidance from the Company’s Chief Financial Officer or such other person appointed from time to time to hold such position (the “Compliance Officer”) or from your personal attorney.

As the Company is subject to securities laws in both Canada and the United States, you are also subject to the securities laws in both Canada and the United States.

Failure to comply with applicable securities laws could result in significant costs to you and to the Company, civil liabilities, criminal penalties, prison sentences and embarrassing public disclosures of the violation.

PROCEDURES TO FOLLOW WHEN ACQUIRING AND DISPOSING OF COMPANY SECURITIES

Whenever you plan to acquire or dispose of Company securities, you must follow the procedures listed below, to the extent applicable to you and the planned acquisition or disposition. The following procedures apply to any type of transaction, including purchases and sales of Company securities in the open market, transactions under the Company’s stock option plans and gifts and pledges of Company’s securities.

The procedures also apply to transactions in Company securities that are held of record by someone else but are deemed to be “beneficially owned” by you, such as shares held by your spouse, your minor children, other relatives sharing your household, your broker in street name, or any other person or entity (including a trust) if you have a direct or indirect beneficial ownership of, or control or direction over the securities or the opportunity to profit or share in any profit derived from the transaction.

1.	Consider establishing a Rule 10b5-1 pre-arranged trading program to limit potential insider trading liability. Rule 10b5-1 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) is technical in nature, and you should not rely on this rule without obtaining advice from legal counsel. You must also confer with and provide a copy of the proposed contract to the Company’s Compliance Officer and notify the Board of Directors before entering into a Rule 10b5-1 trading program. Remember that you may not enter into a Rule 10b5-1 trading program at a time when you are aware of material nonpublic information or are subject to a trading blackout. You must also notify the Company’s Compliance Officer and the Board of Directors if you intend to terminate your Rule 10b5-1 trading program.

The Rule 10b5-1 trading program must comply with any policies established by the Company and of which you have received notice from the Company, in addition to complying with Rule 10b5-1 itself.

The Company reserves the right to consider and determine whether public announcement of a Rule 10b5-1 trading plan should be made.

Even if you establish a Rule 10b5-1 trading program, you must continue to comply, to the extent applicable, with the reporting and short-swing profit rules under Section 16 of the Exchange Act (“Section 16”) and the limitations on insider selling imposed by Rule 144 under the United States Securities Act of 1933, as amended (the “Securities Act”).

2.	Timely file Forms 3, 4 and 5. Section 16 and related requirements for filing Forms 3, 4 and 5 with the United States Securities and Exchange Commission (“SEC”) applies to directors, executive officers and 10% shareholders of the Company (“Section 16 insiders”) and relates to transactions in equity securities of the Company in which such insiders have a direct or indirect pecuniary interest (generally defined as the opportunity to profit or share in the profit derived from the transaction). In certain circumstances, a pecuniary interest can include, among others, equity securities held by immediate family members of a Section 16 insider, by a corporation, partnership or other entity controlled by a Section 16 insider, or by a trust of which the insider is settlor, trustee or beneficiary. Derivative securities are subject to Section 16 rules, subject to separate reporting and may be treated as a purchase or sale of the underlying equity security. Section 16 and applicable SEC rules and interpretations are complex, and the Company suggests that you consult with the Company’s Compliance Officer or your legal advisor for assistance regarding their application to you and transactions in the Company’s equity securities.

The Company’s Compliance Officer will assist you in preparing and filing any Forms 3, 4 and 5 with the SEC. All Forms must be filed electronically with the SEC. You must have your own Central Index Key (CIK) and CIK Confirmation Code (CCC) in order to make electronic filings with the SEC. You will use these same codes if you are a director or officer of another public company and file Forms 3, 4 and 5 for transactions in that company’s securities. Forms 3, 4 and 5 relating to transactions in Company securities will be prepared based on the information you provide to the Company’s Compliance Officer. In addition, because transactions under the Company’s stock option plans and other stock or employee benefit plans can raise complex reporting issues, the Company’s Compliance Officer will monitor your transactions in those plans. Each Form 3, 4 or 5 will be sent to you for your review and signature. Please return the signed Form promptly in order to meet the filing deadline. A Form 4 must be filed by 10:00 p.m. Eastern time on the second business day following the date of execution of the transaction. The SEC does not excuse late filings because an insider is out of town or otherwise not available. Therefore, the Company’s Compliance Officer will retain a standing power of attorney signed by you, which will permit a Form 4 or 5 to be signed and timely filed on your behalf in your absence. You may be required to periodically complete certifications to confirm that you are up-to-date in transaction reporting and have not engaged in reportable transactions in Company securities.

3.	Comply with Section 16 Short Swing Trading Rules. Section 16(b) of the Exchange Act prevents you from realizing certain “short-swing profits” in Company equity securities. Any profit realized by a Section 16 insider (as discussed in Section 3 above) on a purchase and sale or sale and purchase of equity securities of the Company within any six-month period that is not exempt from the short-swing profit rules under Section 16(b) belongs to and is recoverable by the Company, and any stockholder may bring an action for collection on behalf of the Company. In addition, as noted above, derivative securities are subject to this rule, subject to separate reporting, and may be treated as a purchase or sale of the underlying security. Under Section 16 rules, your applicable transactions will be matched so that the greatest profit may be recovered.

As noted above, equity securities held by immediate family members of a Section 16 insider, by a corporation, partnership or other entity controlled by a Section 16 insider, or by a trust of which the insider is settlor, trustee or beneficiary can in certain circumstances be subject to Section 16 of the Exchange Act and potentially subject to Section 16 reporting by the insider and short-swing profit rules. You should carefully review with your legal advisor any proposed transaction to ensure that it will not result in your “profit” being disgorged to the Company.

4.	Comply with Rule 144. Rule 144 under the Securities Act provides a safe harbor exemption to the registration requirements of the Securities Act for certain resales of “restricted securities” and “control securities” of the Company. “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. “Control securities” are any securities owned by directors, executive officers or other affiliates of the issuer, even if the securities were purchased in the open market. All sales of restricted securities or control securities of the Company in the public market must be in accordance with the technical requirements of Rule 144, including the filing of a Form 144 with the SEC prior to or concurrently with the trade. If Rule 144 is applicable, a knowledgeable broker can assist you with the necessary paperwork. Please provide advance notice of a proposed sale of restricted securities or control securities to the Company’s Compliance Officer in order to expedite the process, resolve any issues and avoid any Rule 144 violations. Please note that special considerations apply to the preparation and filing of a Form 144 that relates to sales pursuant to a Rule 10b5-1 trading program.

5.	Use a knowledgeable broker. An experienced, knowledgeable broker can help prevent violations involving open market transactions before they happen by guiding you through some of the technical aspects of Section 16, Rule 144 and Rule 10b5-1. Please make sure that your broker is familiar with the various restrictions that apply to your transactions in Company securities. In addition, clear and prompt communication between you and any broker handling your transactions is necessary in order to meet the SEC’s two-day filing requirement for Forms 4.

INFORMATIONAL MATERIALS

The Company has provided or will provide you with the following informational materials:

•	A summary of the United States and Canadian securities law restrictions and obligations applicable to your transactions in Company securities.

•	The Company’s Insider Trading Policy.

You are encouraged to review these materials periodically and to share them with your financial advisor, broker and your personal lawyer. In addition, the Company’s Compliance Officer may provide updates from time to time advising you of changes in the applicable rules or in this Addendum to remind you of certai